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Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors TransCanada PipeLines Limited

        We consent to the use of our audit report dated February 10, 2016, on the consolidated financial statements of TransCanada PipeLines Limited, which comprise the consolidated balance sheets as at December 31, 2015 and December 31, 2014, the consolidated statements of income, comprehensive income, cash flows and equity for each of the years in the three-year period ended December 31, 2015, and notes, comprising a summary of significant accounting policies and other explanatory information, which are incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Chartered Professional Accountants

August 5, 2016
Calgary, Canada

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  Exhibit 5.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM